MODAVOX APPOINTS JOHN M. DEVLIN, JR. TO ITS BOARD OF DIRECTORS


     o    Thursday March 5, 2009, 10:00 am EST

PHOENIX, March 5 /PRNewswire-FirstCall/ -- Modavox, Inc. (OTC Bulletin Board:
MDVX - News), Internet broadcasting pioneer and holder of several patented technologies; today announced that the Company has added John M. Devlin, Jr. to its board of directors.

Mr. Devlin has been in the investment and asset management business for over 23 years. Before retiring from J.P. Morgan Investment Management, he was a Senior Portfolio manager for ten years, responsible for directing investment activity, providing pension asset and liability advice as well as tactical and strategic portfolio management for institutional relationships with over $44 billion in assets. Mr. Devlin was also the Committee Chairman for client portfolio guidelines, compliance and performance review for J.P. Morgan accounts with an asset size over $200 billion. Throughout his career at J.P. Morgan, Mr. Devlin worked in all aspects of the investment and asset management business in areas such as fixed income trader and portfolio manager.

Mr. Devlin is currently Managing Director of the American Irish Historical Society where he is responsible for managing day-to-day operations of the Society and its Fifth Avenue Brownstone headquarters, including banking relationships, financial reporting, administration, and trustee and fund raising relationships. Prior to that, Devlin was the Vice Chairman of McKim & Company LLC where he was responsible for providing strategic planning and direction for McKim & Company, a venture capital source firm for start-up companies in the $1mm to $20mm bracket. Sourcing new ideas, due diligence, corporate governance, business plan review, discussions and discernment with company managements and assistance in subsequent financings.

Previous experience includes positions at U.S. Steel Corporation including Accounting Manager, Treasury Manager and Corporate Auditor and Consultant. Responsibilities also included being responsible for the direct management of United States Steel & Carnegie Pension Funds with an asset size of over $7 billion. Devlin holds Series 7, 63, 66 and 3 FINRA Registrations. Mr. Devlin received an MBA from Pace University and completed his undergraduate degree in Finance at Georgetown University.

David J. Ide, Modavox Chief Executive Officer stated, "We expect Mr. Devlin's extensive experience in the financial services industry will add real value to Modavox. His track record of success and impressive network of contacts are all assets in which we believe will materially enhance our ability to further build shareholder value."


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About Modavox Modavox, Inc., the customized communications company, is a pioneer in Internet broadcasting, producing and syndicating online audio and video, offering innovative, effective, and comprehensive online tools for reaching targeted niche communities worldwide. Through patented Modavox technology, Modavox delivers content straight to desktops and Internet-enabled devices. Modavox provides managed access for live and on-demand Internet radio broadcasting, e-learning and rich media advertising. For more information, please visit www.modavox.com.

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Modavox's actual results to differ materially from those currently anticipated, including the risk factors identified in Modavox's filings with the Securities and Exchange Commission.

Investors
C&H Capital, Inc.
Jason Assad